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                                                            Exhibit (a)(1)(H)(i)


                          SUPPLEMENT FOR OPTION HOLDERS
                      OTHER THAN SENIOR EXECUTIVE OFFICERS
                             DATED OCTOBER 24, 2001

                                       TO

                                OFFER TO EXCHANGE
                      DATED SEPTEMBER 25, 2001, AS AMENDED



                                RCN CORPORATION



         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS



         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON NOVEMBER 6, 2001, UNLESS THE OFFER IS EXTENDED.



                  RCN Corporation (the "Company" or "RCN") is offering employees the opportunity to exchange their outstanding stock options granted under RCN's 1997 Equity Incentive Plan (the "Option Plan") and their outstanding outperformance stock options for new options that we will grant to purchase shares of our common stock (the "new options"). All options that are currently outstanding under the Option Plan are eligible options (the "Eligible Options"). You may elect to exchange all or some of your Eligible Options. There is no requirement that you tender all of your options to participate in this exchange offer.

                  We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange," the related cover letter, the "Summary of Terms" and the Supplement dated October 16, 2001 previously sent to you, together with this Supplement, as each may be amended from time to time (collectively, the "Offering Documents"). This offer is not conditioned upon a minimum number of options being elected for exchange by you and accepted by us. This offer, however, is subject to conditions that we describe in Section 6 of the Offer to Exchange, as amended.

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                  In addition to the other Offering Documents, senior vice
presidents and more senior executive officers of RCN (collectively, "Executive Officers") should review Supplement A (Executive Officers Supplement of Additional Terms) and Supplement B (OSOs Supplement of Additional Terms) (collectively, the "Additional Terms") that were delivered to them with the Offer to Exchange before deciding whether to participate in this exchange offer. These Additional Terms are considered to be a part of the Offering Documents with respect to the Executive Officers. Eligible Options held by Executive Officers and OSOs are subject to additional and different terms as provided in the Additional Terms, as modified by this Supplement. Therefore, except as otherwise provided in the Additional Terms, as modified by this Supplement, the terms and conditions of the other Offering Documents shall apply to OSOs and Eligible Options held by Executive Officers.

                  You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or other Offering Documents to RCN's exchange agent, Mellon Investor Services LLC, at 888-232-7873.

                  To the extent that any inconsistencies exist between this Supplement and the other Offering Documents, this Supplement will govern.


                                   IMPORTANT

                  If you wish to accept this offer, you must complete and sign the Election Form previously sent to you and return it to RCN's exchange agent, Mellon Investor Services LLC, P.O. Box 3301, South Hackensack, NJ 07606,
Attention: Reorganization Department or at 85 Challenger Road - Mail Drop - Reorg., Ridgefield Park, NJ 07660, Attention: Reorganization Department (if by overnight mail) before 12:00 midnight, Eastern Standard Time, on November 6, 2001, unless the offer is extended. You do not need to return the stock option agreements for your options being exchanged to effectively elect to accept this offer. If you elect to reject this offer, there is no need to return the election form. If you sign and return an election form without checking the boxes indicated on the election form to exchange your options, you will be deemed to have rejected this offer, and you will keep all of your current options and you will not receive any new options. Furthermore, if you have a number of different option grants and elect to exchange less than all of them in this offer, the option grants that are not exchanged in this offer will remain unaffected.

                  If you have previously accepted this offer and wish to change your election in any respect or to reject the offer, you must complete and sign the appropriate Change in Election Form previously sent to you and return it to the Exchange Agent before the expiration date of the offer.

                  IF YOU REQUIRE ADDITIONAL COPIES OF ANY ELECTION FORMS OR CHANGE IN ELECTION FORMS, PLEASE CONTACT THE EXCHANGE AGENT AT 888-232-7873.


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                             INTRODUCTORY STATEMENT

                  The following information amends and supplements the Offering Documents. Except to the extent expressly set forth, this Supplement does not alter the terms and conditions previously set forth in the Offering Documents, and should be read in conjunction with the Offering Documents.

EXPIRATION DATE

                  We are pleased to announce that the Expiration Date of the Offer to Exchange has been extended to November 6, 2001. Accordingly, Section 1 of the Offer to Exchange is amended to provide that the term "Expiration Date" means 11:59 P.M., Eastern Standard Time, on November 6, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the offer, as so extended, expires.

                  You may change your previous election at any time before 11:59 P.M., Eastern Standard Time, on November 6, 2001, unless we extend the offer. To change your election, you must deliver the appropriate Change in Election Form to the Exchange Agent at the address set forth in such election form. If you require additional copies of any Election Forms or Change in Election Forms, please contact the Exchange Agent at 888-232-7873.

EXERCISE PRICE

                  In connection with the extension of the Expiration Date, we are also amending the exercise price of the new options, such that the exercise price of the new options will be $1.95 per share. The initial terms of the Offer to Exchange provided that the per share exercise price of the new options would be equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001 and (y) the average closing price for the common stock as reported by the Nasdaq National Market during the period commencing on September 20, 2001 and ending on the Expiration Date of the offer (the "Offering Average Price").

                  Since late September 2001, the Company's Common Stock has been trading at a price greater than $1.95, which would in all likelihood result in the Offering Average Price being higher than $1.95. As the initial terms of the offer provided that the exercise price of the new options would be the lesser of $1.95 and the Offering Average Price, we have determined that there is no benefit derived from continuing to include the Offering Average Price in the


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calculation of the exercise price of the new options. Accordingly, the exercise price of the new options will be $1.95 per share.

VESTING SCHEDULE

                  We are also amending the vesting provisions of the new options to provide that on November 24, 2001, new options granted pursuant to the offer will be vested with respect to 1/36 of the number of shares subject to the new options. Thereafter, each new option will vest ratably on a monthly basis (i.e., 1/36 of the number of shares subject to the new option) until the new options are fully vested. The new options will be fully vested three years from November 24, 2001. This causes the vesting schedule of the new options to be the same as it would have been if the new options were granted on October 24, 2001, which was the date on which the new options would have been granted had the offer not been extended.

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